UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

March 28, 2022
Date of Report (Date of earliest event reported)

HOPE BANCORP INC
(Exact name of registrant as specified in its charter)

Delaware	000-50245	95-4849715
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Wilshire Boulevard, Suite 1400
Los Angeles, California 90010
(Address of principal executives offices, including zip code)

(213) 639-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common Stock	,	par value $0.001 per share	HOPE	NASDAQ Global Select Market
(Title of class)			(Trading Symbol)	(Name of exchange on which registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.
On March 28, 2022, Hope Bancorp, Inc. (“the Company”) and Bank of Hope (“the Bank”) entered into a Third Amended and Restated Employment Agreement (the “Agreement”), effective as of March 28, 2022, with Mr. Kevin S. Kim with respect to his service as the Chief Executive Officer and President of both the Company and the Bank. The agreement replaces Mr. Kim’s existing employment agreement entered into with the Company on April 27, 2017.
Mr. Kim will be employed as the Chief Executive Officer and President of the Company and the Bank during the term of the Agreement and will report in such capacities to the boards of directors of the Company and the Bank, respectively. Mr. Kim has agreed that he will serve as a director of the Company and the Bank during the term of the Agreement and the Company has agreed that it will use all reasonable efforts to cause Mr. Kim to be nominated for reelection as a director during such term. The Agreement commences as of March 28, 2022 (the “Commencement Date”) and continues through March 31, 2027, and the term is subject to annual twelve-month extensions unless the Company or Mr. Kim gives a notice of non-renewal to the other not less than 60 days prior to the end of the initial term or the relevant renewal term, and provided that the term may not be extended beyond March 31, 2029. The Agreement specifies that Mr. Kim’s employment is to be “at will,” meaning that either he or the Company may terminate his employment, in the case of the Company, effective immediately for Cause or effective following thirty (30) days prior written notice without Cause, and in the case of Mr. Kim, effective following thirty (30) days prior written notice with Good Reason or on 90 days’ prior written notice without Good Reason. The Agreement provides for certain payments to Mr. Kim, described below, upon termination of his employment.
Mr. Kim will receive an annual base salary at an initial rate of $1,050,000 per year, which is referred to as his “Annual Base Salary.” The initial annual rate of salary may be adjusted at the discretion of the Company’s board of directors based on annual reviews required by the Agreement. Any such adjusted annual rate of salary will thereafter be Mr. Kim’s Annual Base Salary. The Agreement also provides for annual cash bonuses, which may be based on individual and/or Company-related performance objectives, each of which shall be determined in good faith by the Human Resources and Compensation Committee of the Company’s board of directors (the “Committee”) and, if required by the Committee’s charter, then recommended to the Company’s and Bank’s Board for approval. The annual target bonus opportunity will equal one hundred percent (100%) of Mr. Kim’s Annual Base Salary in effect when the bonus terms for any given year are approved, and the actual annual bonus earned may be greater or less than the target bonus opportunity depending on the level of achievement of the goals set by the Committee. Mr. Kim must receive at least an “Acceptable” overall rating in his annual evaluation to be entitled to payment of any annual bonus for the year in question. In addition, Mr. Kim will be entitled to six (6) weeks of paid vacation per calendar year, the exclusive use of an automobile of such type and quality as the Company’s board deems reasonable, reimbursement of the cost of monthly membership fees and dues at a specified social club and a specified country club, an executive health program, perquisites and benefit plans available to other executive employees of the Company, and reimbursement of reasonable business-related expenses.
Pursuant to the Agreement, Mr. Kim will receive annual grants of equity based incentive awards with aggregate grant date fair values equal to one hundred and fifty percent (150%) of Mr. Kim’s Annual Base Salary in effect when the equity awards are granted. Fifty percent (50%) of such annual equity awards shall contain service-based vesting conditions and the other fifty percent (50%) of such annual equity awards shall contain performance-based vesting conditions. The forms and other terms of the equity awards will be determined by the Committee. The Agreement provides that if the Company adopts and implements a supplemental executive retirement plan (“SERP”) during the term of the Agreement, the Company may, in its discretion, adopt and implement a SERP for Mr. Kim.
The Agreement provides that upon termination of Mr. Kim’s employment for any reason he will be entitled to receive, to the extent not previously paid, all salary earned or accrued through the date of termination, all annual bonuses earned for calendar years completed prior to the date of termination, reimbursement for reasonable and necessary business expenses incurred by him through the date of termination and any other payments and benefits to which he is entitled under applicable compensation arrangements or benefit plans, such as accrued vacation pay, but not including any severance payment provided for in the Company’s severance policies applicable to its salaried employees generally. In addition, if Mr. Kim’s employment has not been terminated by the Company for Cause or by Mr. Kim without Good Reason (as both terms are defined in the Agreement), Mr. Kim shall be paid an amount equal to a pro rata portion of his annual bonus for the portion of the year completed up to the effective date of his termination, which pro rata portion will be based on actual performance through the entire year and calculated as if Mr. Kim had remained employed. The foregoing amounts are collectively referred to in the Agreement as the “Accrued Benefits.” In addition, if Mr. Kim’s employment is terminated due to his death or disability, then all unvested awards granted to Mr. Kim as provided in the Agreement or otherwise will vest; provided that if any award is subject to performance vesting conditions that have not been met, then the awards shall automatically become fully vested at the target number of shares.

If Mr. Kim’s employment is terminated by the Company without Cause or by Mr. Kim with Good Reason before a Change in Control of the Company (as defined in the Agreement), he will be entitled to receive, in addition to the Accrued Benefits, severance pay equal to one hundred and fifty percent (150%) of his then current Annual Base Salary payable in a lump-sum within thirty (30) days after the termination date. In addition, all unvested awards granted to Mr. Kim as provided in the Agreement or otherwise will vest; provided that if any award is subject to performance vesting conditions that have not been met, then the awards shall automatically become fully vested at the target number of shares. If the Company has adopted a SERP for Mr. Kim, all amounts and other benefits provided to Mr. Kim under the SERP that have accrued as of the date immediately preceding the date of his termination, are subject only to time-based vesting requirements as of the date immediately preceding the date of termination, and are unvested as of that date will automatically become fully vested.
If Mr. Kim’s termination of employment by the Company without Cause or by Mr. Kim with Good Reason occurs within one year after a Change in Control of the Company, Mr. Kim will be entitled to receive the foregoing amounts and benefits, except that the severance payment will be equal to two hundred and fifty percent (250%) of his then current Annual Base Salary.
If Mr. Kim’s employment is terminated by the Company or Mr. Kim pursuant to a non-renewal notice prior to the end of the initial term or either of the two potential renewal terms, or by expiration of the Agreement after the conclusion of the two renewal terms, Mr. Kim shall be entitled to receive the Accrued Benefits, and all unvested awards granted to Mr. Kim as provided in the Agreement or otherwise will vest; provided that if any award is subject to performance vesting conditions that have not been met, then the awards shall automatically become fully vested at the target number of shares.
The amounts payable to Mr. Kim upon termination of employment will be subject to certain limitations intended to result in such payments not being subject to the penalties imposed on “golden parachute” payments or on certain “nonqualified deferred compensation” pursuant to the Internal Revenue Code. In addition, Mr. Kim’s entitlement to such amounts will be subject to the requirement that he execute a release of all claims against the Company, the Bank and certain related persons arising out of or relating to his employment, the Agreement, his compensation, the circumstances of his termination and other specified matters. The release document also includes a release of certain types of claims by the Company and includes exceptions for certain types of claims that may be made by Mr. Kim, including but not limited to claims for indemnification with respect to his acts as an officer or director of the Company, and retirement or other benefit plan entitlements. Furthermore, certain “golden parachute” and indemnification payments to be made to Mr. Kim pursuant to the Agreement or otherwise are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder, including 12 C.F.R. Part 359. Finally, the Company is entitled to offset against any severance payable to Mr. Kim any undisputed amounts owed to the Company by Mr. Kim; provided that no amount that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code may be subject to offset by any other amount unless otherwise permitted by Section 409A.
The Agreement provides that the Company may, subject to the discretion and approval of the boards of directors of the Company and the Bank, as applicable, and to the extent permitted by governing law, require the reimbursement or forfeiture of any bonus or other incentive compensation, including stock-based compensation, awarded to Mr. Kim if: (a) the award was predicated upon achievement of financial results that were subsequently the subject of a restatement, and (b) a lower award would have been made to Mr. Kim based upon the restated financial results. The Agreement further provides that in no event shall the total compensation paid upon departure of Mr. Kim from the Company be in an amount that exceeds the level of compensation that applicable bank regulatory authorities consider to constitute safe and sound at the time of such payment, taking into account applicable laws, regulations and regulatory guidance.
The Agreement includes provisions requiring Mr. Kim to maintain the confidentiality of confidential and proprietary information of the Company, as defined in Company policies, and to use such information only for permitted purposes. Mr. Kim has also agreed that during the term of the Agreement and until the first anniversary of the date of termination of his employment he will not solicit any employee of the Company or any individual employed by the Company within six (6) months of Mr. Kim’s date of termination for the purpose of inducing the employee to leave the employ of the Company.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Third Amended and Restated Employment Agreement, dated as of March 28, 2022 by and between Hope Bancorp, Inc. and Bank of Hope and Kevin S. Kim.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOPE BANCORP, INC.

Date: March 28, 2022	By:	/s/ Alex Ko
Alex Ko
Senior Executive Vice President and Chief Financial Officer